SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

April 5, 2004

Community National Corporation

(Exact name of Registrant as specified in its Charter)

Ohio	000-33157	31-1724230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

1400 East Second Street, Franklin, Ohio	45005-1898
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 746-1520

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On April 5, 2004, Community National Bank, a wholly-owned subsidiary of Community National Corporation (NASDAQ:  (CMNC.OB) issued the following press release:

Community National Bank and First National Bank of Germantown today jointly announced the signing of a Purchase and Assumption Agreement under which Community National will purchase certain fixed assets and will assume certain deposit liabilities of two of First National's branches located in Carlisle and Middletown, Ohio.

The anticipated closing of the transaction is scheduled for June of 2004.  The transaction is subject to approval of the Office of the Comptroller of the Currency, among other conditions.  Details of the transaction were not released.

First National Bank of Germantown President Tom Winning stated, “the transaction was the result of a strategic assessment completed by our Board last September which targeted the growing opportunities in our core markets of the Germantown and Valley View communities. We are now positioned to fully commit our resources to these market opportunities.”

Winning further commented, "we evaluated several alternatives and were impressed with Community National Bank’s commitment to customer service. We felt Community National Bank offered the best fit to meet the banking needs of the customers in Carlisle and Middletown."

Community National Bank's President Paul J. Scheuermann stated, "we will continue to offer full banking services from both the Carlisle and Middletown branches."  Mr. Scheuermann also stated, "the acquisition of these branches will complement our existing presence in northern Warren County and afford us an opportunity to expand our business into Butler County."

Community National Bank is a wholly-owned subsidiary of Community National Corporation (NASDAQ:  CMNC.OB), a $125 million locally owned and operated one-bank holding company headquartered in Franklin, Ohio.

This release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effect of and changes in laws, regulations and policies of bank regulatory agencies, inflation and changes in interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to Community National Corporation's 2003 Form 10-KSB.

For more information, contact Paul J. Scheuermann at (937) 746-1520 or Tom Winning  (937) 855-4151.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY NATIONAL CORPORATION

Date: April 5, 2004	By: /s/ Paul J. Scheuermann
Paul J. Scheuermann President